                                                                   Exhibit 10.49

                                    AGREEMENT

      THIS AGREEMENT made and entered into as of the 1st day of May 1, 1997 by and between Culver City Composites Corporation, Culver City Plant, Culver City, California, and Los Angeles Plant, Los Angeles, California hereinafter referred to as the Company, and the STOVE, FURNACE, ENERGY AND ALLIED APPLIANCE WORKERS DIVISION INTERNATIONAL BROTHERHOOD OF BOILERMAKERS, IRON SHIP BUILDERS, BLACKSMITHS, FORGERS AND HELPERS, AFL-CIO, CFL, LOCAL LODGE NO. S230 hereinafter referred to as the Union.

                               W I T N E S S E T H

      THAT WHEREAS the Company and the Employees have a common interest in the business of the Company;

      WHEREAS a harmonious relationship and economic peace and stability are recognized by the parties hereto as being necessary to improve and maintain proper relationships between the Company, the employees thereof, the Union and the public; and

      WHEREAS all of the parties hereto and the public will benefit by continuous economic peace and by the adjustment at the conference table and through the medium of arbitration of any differences between the parties hereto; and

      WHEREAS the Company, the Union and the employees commit themselves to always act in accordance with the standards and values set forth in the Company's Mission Statement (Appendix V); and

      WHEREAS it is the desire of all parties hereto to further all of the aforementioned ends in entering into this Agreement;

      NOW THEREFORE, it is mutually understood and agreed by and between the parties hereto as follows:

ARTICLE I - RECOGNITION

      1. The Company hereby recognizes the Union as the exclusive collective bargaining representative with respect to pay, wages, hours of employment and other conditions of employment, for all hourly production and maintenance employees, including shipping and receiving clerks, janitorial employees, truck-drivers, forklift operators, quality control, research and development, plant clerical and regular part-time employees of the Company at its plants in Culver City and Los Angeles, California, exclusive however, of any and all of the following named employees, to wit; office clerical employees, professional employees and supervisors as defined in the Act.

ARTICLE II - EFFECTIVE DATE AND DURATION

      1. This Agreement shall be effective as of the 1st day of May, 1997 and shall remain in effect on the 30th day of April, 2000, and year to year thereafter, unless either party shall serve notice upon the other of a desire to change, modify or terminate the Agreement.

      2.The 1997 Hourly Wage Schedule of this Agreement shall be put in effect as of Thursday, May 1, 1997.

      This, then, is the entire agreement between the parties.

ARTICLE III - STOPPAGE OF WORK

Section 1: There shall be no stoppage of work, slow-downs, sit-downs, strikes, picketing, sympathy strikes, or boycotts by the employees during the entire period this Agreement is in effect.

Section 2: The Stove, Furnace, Energy and Allied Appliance Workers Division International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers, AFL-CIO, CFL, Local Lodge No. S230, and its members, individually and collectively, agree there will be no instigation, strike, interference, curtailment or interruption of work in violation of this Article. In the event any employee violates the provisions of this Article, the Company may resort to the appropriate disciplinary action subject to the "grievance procedures".

Section 3: There shall be no lockouts by the Company.

Section 4: The Union agrees to cooperate with the Company to the end that discipline may be maintained among the employees of the Company and that cooperation may exist between the Company, the Union and the employees.

ARTICLE IV - SAFETY

Section 1: The Company shall make all reasonable provisions for the safety of the employees during their hours of employment at the plant. The Union agrees to cooperate with the Company in promoting and supporting safety, accident prevention and health education.

Section 2: A Safety Committee including not less than two (2) plant employees shall meet at least once a month and shall:

      1. Make not less than one (1) plant inspection each month.

      2. Make recommendations for improving safety in the plant.

Section 3: The plant employees who are members of the Safety Committee shall be appointed by the Union.

Section 4: All necessary safety equipment shall be furnished by the Company at no cost to the employee. The Company recognizes its responsibility to enforce the usage of safety equipment. The Company will supervise and instruct each employee on the proper use of all safety equipment. Failure of any employee to use safety equipment as required will be cause for disciplinary action under Shop Rule 20.

Section 5: An employee has the right to consult with the Safety Committee when he judges to be working under unsafe conditions. If the Safety Committee determines that the working condition is safe, the employee will be required to do the work, but he shall have recourse to the grievance procedure if he considers the situation unsafe.

Section 6: The parties agree that safety is subject to bargaining.

ARTICLE V - ADJUSTMENT OF DISPUTES

Section 1: A Shop Committee shall be elected, consisting of three (3) members of the Bargaining Unit who must at all times be hourly employees of the Company. It shall meet on call of the employees, the Union, or the Company.

Section 2: Any complaint, grievance or dispute arising under, out of, or in connection with this Agreement, or the interpretation performance thereof, shall be disposed of as follows:

      Step 1: Within ten (10) working days after the grievance occurs, the employee involved shall first attempt to adjust such grievance with his immediate supervisor. If the employee so desires, he may have a shop steward present. Within five (5) working days after the matter is taken up with the supervisor, the supervisor shall advise the employee of his decision.

      Step 2: In the event a satisfactory settlement is not reached after following the procedure outlined in Step 1 above, the aggrieved employee and the shop steward shall, within five (5) working days after the decision of the supervisor has been given, prepare a written grievance and submit same to the employee's supervisor. The written grievance shall give the date the dispute arose, state the facts involved, point out the Article of this agreement alleged to have been violated, outline the redress sought, and shall be signed by the aggrieved employee or committee. The employee's supervisor shall give a written answer to the grievance within five (5) working days after the grievance is filed with him.

      Step 3: If the grievance is not settled after the procedure outlined in Step 2 above is followed, the grievance shall, within five (5) working days thereafter, be presented in writing to the Operations Manager, or the appropriate Department Manager. Every reasonable effort will be made to settle and adjust the grievance at this point. The Company's answer will be given in writing within five (5) working days after such meeting with the Operations Manager or the appropriate Department Manager.

      Step 4: (a) If the grievance cannot be so adjusted, it shall be taken up with the Vice President/General Manager or his designate by the International Representative or Vice President of the particular Union and the Shop Committee.

              (b) Any adjustment or settlement made at any one of the foregoing steps shall be final and conclusive and binding upon all parties. If the matter involves back pay, and an adjustment is made at any one of said steps, such back pay shall date from the day the dispute arose and was filed with the employee's supervisor in accordance with the provisions set forth in Step 2 above.

              (c) If it shall be determined by mutual agreement between the Company and the Union, that any Union employee or employees have been unjustly laid off or unjustly discharged by the Company, they shall be reinstated without discrimination. Retroactive pay dating back to the date of such lay-off or discharge will be awarded. In case of arbitration over such a lay-off or discharge, the Company and the Union shall be bound by the decision of the arbitrator regarding reinstatement and retroactive pay, due the employee or employees.

Section 3: If an adjustment is not reached by any of the means outlined above, the matter will be referred to arbitration. Then either the Company or the International Union, whichever seeks arbitration, shall, within ten (10) working days after a written decision is given at Step 4, Section 2, above, notify the other party in writing that the matter in controversy is to be referred to arbitration.

Section 4: The U.S. Mediation and Conciliation Service shall be asked to submit a list of seven (7) names from which an arbitrator shall be selected. The parties shall meet and seek to agree on which one of the seven shall act as the arbitrator in the particular matter involved. In the event the Company and the Union are unable to agree as to which one of the seven shall act, the Company shall strike one name and the Union another, alternately, until six names have been stricken and the remaining person shall thereupon be designated as the arbitrator for such proceeding. Upon submission of the matter to him, the arbitrator shall hold such hearing or hearings as he may direct, at which the parties shall be at liberty to appear in person or by counsel and present such evidence as they may desire. Within thirty (30) days the arbitrator shall render a written decision in duplicate, and serve one copy on the Company and one copy on the Union. The decision of the arbitrator shall be final and conclusive, and both parties agree to abide by the same.

Section 5: The arbitrator shall not have the power to make any award, changing, amending, or adding to the provisions of the Agreement. The only type of dispute which may be submitted to arbitration is one arising out of the alleged violation or misinterpretation of provisions of the Agreement. If the matter involves back pay, then in awarding such back pay, the arbitrator shall be limited to the date that the dispute arose and was filed pursuant to provisions of Section 2, Step 2 of this Article.

Section 6: The fees and travel expenses of the arbitrator shall be divided equally between the Company and the Union, each party paying one-half thereof.

Section 7: Should the Company or Union Representatives involved in Steps 1, 2, 3 or 4 of the grievance procedure, or Section 3 of Article V, request in writing a time extension, such extension shall be granted to a maximum of five (5) working days, unless otherwise mutually agreed. This request is to be within the time limits established in the contract.

Section 8: The steps of the grievance procedure and time limits established in the adjustment of disputes section of the Agreement must be followed explicitly. Non-conformance to this section will be considered agreement and settlement by the non-conforming party.

ARTICLE VI - MANAGEMENT

Section 1: The Company has, retains, and shall possess and exercise all management rights and functions, powers, privileges and authority that it possessed prior to entering into this Agreement with the Union, excepting only such as are specifically relinquished or restricted herein. As illustrative of the rights of management so possessed and retained, but such illustration to be in no way construed as a limitation thereof, the Company shall have the exclusive right to manage the business of the Company and operate its plant; to direct the working forces; to fix the number of shifts and adjust the same from time to time, and to assign shift schedules; to hire, classify, promote, transfer, suspend, discipline, demote, lay-off and recall employees; to discharge employees for cause; to choose the tools and equipment with which it shall carry on its manufacturing operations; to fix the products to be manufactured; to determine at all times (whether during normal, expanded, or curtailed operations) the number of employees as a whole, the number to be employed in any department and on any shift, and the number to be employed in any job classification and on any work within such job classification; to create new departments; to decide the methods, processes and means of manufacturing, schedules of production, control of raw material, and any subcontracting work; to change methods of work utilizing labor-saving devices, when and where, in the discretion of the Company, the same is necessary or desirable; to determine the qualifications and duties of its employees; to make reasonable rules and regulations governing its operations and the work of its employees, and to revise the same from time to time and to require compliance by the employees therewith; and, generally, to control and direct the Company in all of its operations and affairs.

Section 2: All disputes or grievances arising out of or under this Agreement shall be subject to review by the grievance procedure and arbitration.

ARTICLE VII - SENIORITY

Section 1: Plant-wide and departmental seniority shall be recognized in this Agreement as hereinafter set forth in the Article

      (1) Plant-wide seniority is defined as the number of days, months, and years which have passed from the date an employee was first hired; provided that, if there has been a break in service, other than lay-off, then the employee's plant-wide seniority shall date from his latest date of employment.

      (2) Departmental seniority is defined as the number of days, months and years which have passed from the date the employee enters a department as a new employee in the department.

      (3)Where employees have identical departmental seniority, plant-wide seniority shall govern the order of their placement on the departmental seniority list.

Section 2: For the purpose of this Agreement, the operations at the plant are divided into the following departments and every employee will be assigned to one of the departments.

      (1) Production Department

      (2) Technical Department

      (3) Maintenance Department

It is recognized that by reason of expansion, changed conditions or changes in operations, it may be necessary to create or establish new classifications or job functions at the plant, in which event the Company expressly reserves the right to take such action, provided that rates of pay and classifications for any new jobs created thereby shall only be established after negotiation with the Union and shall be represented by an amendment to this Agreement.

Section 3: A new employee will be a probationary employee and will not have seniority rights under this Agreement in accordance with the following schedule by calendar days from date of hire:

Technical Department Technicians - Class A:90 days - Class B:45 days Maintenance Mechanics - Class A:90 days - Class B:45 days
All other classifications -30 days

At the end of the probationary period, an employee's plant seniority will revert back to his date of hire into the plant and his departmental seniority will be determined separately and will revert back to his date of hire or permanent transfer to the department in which he is working at the end of the probationary period.

Section 4: Seniority of an employee will be terminated for any of the following reasons:

      (1) If the employee quits or is discharged.

      (2) Failure to notify the Company of the employee's intention to return to work on recall from lay-off within three (3) calendar days (excluding Saturday, Sunday and holidays) of receipt of certified letter sent to the employee's last address as shown on Company records and failure to actually report for work within one (1) calendar week from receipt of said certified letter.

      (3) Failure to report for work at the expiration of a leave of absence, unless absence proves unavoidable.

      (4) Lay-off for more than two (2) years.

      (5) Absent without leave for three (3) consecutive working days, unless absence proves unavoidable.

Section 5: If for any reason any employee is transferred from one department to another, he shall retain his seniority in his previous department until his seniority in his new department overlaps the seniority he had in his previous department at which time his total combined seniority shall be applied in his present department. In the event of lay-off in his new department before he overlaps his previous department seniority, he shall be placed back in his original department with all his accumulated seniority.

Section 6: While it is the Company's policy to maintain at all times as full employment as practical, it is recognized that various conditions and circumstances may arise from time to time affecting its production requirements which may make it necessary to operate with a reduced work force. Employees laid off will be given five (5) days notice or five (5) days pay in lieu of notice.

      (1) When the Company decides that it is necessary to curtail the operations of a department and reduce the working force therein, probationary employees shall be laid off first and then those with the least departmental seniority shall be laid off; provided, however, that retained employees must be capable of performing work required in the department during the curtailed operations.

      (2) In recalls to work after lay-offs, the Company shall recall to each department employees with the greatest departmental seniority who have been previously laid off, those last laid off being the first recalled. The Company shall not hire a new employee on a job from which an employee or employees are laid off for lack of work, provided such laid off employee or employees are capable of performing the job. The Company shall notify those laid off employees who are to be recalled by certified letter sent to the last address shown on the Company's records. If within three (3) working days after the Company has given notice as above provided, such employee fails to report to work, or fails to give the Company a reasonable excuse for this failure to report, then such employee shall be terminated.

      (3) It is understood and agreed that a temporary interruption of work, of limited duration not exceeding two (2) working days, not including holiday shutdown periods, shall not be considered a lay-off, as where some or all of the employees of a department are directed not to report to work for any part or all of such limited period of time; or, after reporting and doing some work, are directed to leave before completing a full day's work. When some employees are required to work during "Holiday Shutdown", the employees will be selected by departmental seniority and be capable to do the job.

Section 7:

      1. When a permanent vacancy exists within a department and such vacancy is to be filled on a permanent basis, such vacancy shall be filled by the employee having the greatest plant-wide seniority who has the ability and capacity to perform the required work. The Company shall publish and post complete job descriptions for all job categories. The descriptions will be used as a guide to determining an employee's qualifications. Accordingly, starting with the employee with higher seniority, all the employees bidding for the job shall be tested "on the jobs for at least thirty (30) calendar days on his ability and capacity to do the job; it is understood that employees to be considered for vacancies therein must have these qualifications. If the first employee being tested is accepted for the job, the rest of the employees who signed for that job shall be informed in writing that the position has been taken. The successful bidder for a job opening, that is, the employee who is awarded the job, may not bid again for a period of six (6) months. A new employee may not bid on a different job for six (6) months from his/her date of hire. If, before filling the position, there have been some rejections among bidders, these employees shall be told in writing the specific reasons for his or her rejection after being tested on the job. Any employees not possessing the required qualifications shall not be assigned to jobs in these departments regardless of departmental or plant-wide seniority. However, the Company may, at its option, decide to give an inexperienced employee with potential an opportunity to qualify.

      2. A new employee who is hired to a "C" classification will be considered a trainee for a period not to exceed six months. At the end of this period he will be promoted to higher classification depending on his qualifications.

      3. If an "A" job opening occurs, anyone in that department who is a "B" shall be given the opportunity to qualify as an "A".

Section 8: Foremen, supervisors and technical department staff shall be permitted to instruct probationary employees to the job and also old employees on new work, or help the operators in an emergency, and work on R&D projects where that work is necessary to solve a technical problem. The performance of such work shall not cause a lay-off of any bargaining unit employees nor delay the recall of bargaining unit employees nor delay the filling of vacancies through the job bid procedure.

Section 9: 1.) Job openings shall be posted for five (5) working days for the purpose of job bidding. If at the time a job bid is posted there are employees absent from the plant due to sickness, they will be contacted by telephone with a Union representative present. They will be allowed to accept or reject the bid by telephone.

            2.) Employees on lay-off or leave of absence are eligible to fill job openings posted, if qualified, in the event no employee working bids on the job, and prior to the Company hiring new employees to fill the position.

Section 10: When vacancies cannot be filled by the methods outlined in Section 7 above, then the Company shall have the right to obtain an employee to fill the vacancy by any means it may desire, including the hiring of a new employee.

Section 11: Employees with departmental seniority will have shift preferences if qualified. When an employee by means of seniority chooses a shift other than where he is normally assigned, making it necessary to "displace" another employee with lesser seniority within his classification, he shall work in his new shift no less than three (3) months before he will be able to request another shift change.

Section 12: Employees with plant seniority will have preference on vacations.

Section 13: Employees with plant seniority will have preference to job openings if qualified.

Section 14: The Company may from time to time hire technical summer replacements. They will not be paid higher wages than a "C" classification. Should the company have needs to hire a part-time employee with a special skill or for a training program, he will be paid whatever classification rate his credentials warrant.

ARTICLE VIII - TRANSFERS

Section 1: An employee may be temporarily transferred from one job classification to another, or from one department to another, whenever it is necessary by reason of emergencies, filling in for employees on vacation or on leaves of absence, filling for employees who are absent from the plant because of illness or accident, filling in for absentees, and in all situations of such nature.

Section 2: On any assignment involving sixty (60) minutes or more, the employee shall receive the higher rate while so assigned, regardless of the type of work performed.

ARTICLE IX - INSURANCE

      All employees in the Bargaining Unit will be offered medical and dental insurance coverage during the term of this agreement. Open enrollment for the two medical plans presently available to employees will be January 1st and July 1st of each year.

      1. The "Health Maintenance Organization" (H.M.O.) medical plan, Plan "B", offered by Kaiser Permanente.

      2. The Blue Cross California Care (H.M.O.) Plan.

      3. The medical plans being offered will include prescription drug benefits.

      4. The PacifiCare Dental Plan 490 Monterey Plan.

The Bargaining Unit employee contribution for the plans offered will be:

      Single Coverage $ 10.00 per month
      Two People$16.00 per month
      Family Coverage $25.00 per month

      5. The Company will provide Long Term Disability for all Bargaining Unit employees while actively working.

      The Company will not pay group insurance premiums for employees on personal or military leaves of absence after the end of the month in which the leave starts. The group insurance premiums for employees off work due to an occupational or non-occupational illness or injury will be continued for a maximum of one year.

All employees in the bargaining unit will have coverage for each term group life insurance, and accidental death and dismemberment insurance in the amount of $15,000.00 in 1997, $16,000.00 in 1998 and $17,000.00 in 1999. If it becomes necessary for the Company to change medical, dental and prescription drug insurance carriers during the term of this Agreement, then the Company and Union Representative will meet to discuss the new plans and schedule of benefits being offered. After discussion with the Union, the Company may change carriers provided that the insurance coverage available to employees shall not be substantially reduced and provided further that employee premium contributions shall not increase above the levels provided herein above.

ARTICLE X - PENSIONS

Section 1: The Pension Plan in effect for bargaining unit employees shall be amended to provide that an employee eligible to retire under the plan on or after May 1, 1997, will receive retirement income of sixteen dollars ($16.00) per month for each year of service; for retirement on or after May 1, 1999, retirement income will be seventeen ($17.00) per month for each year of service.

Section 2: Such other amendments will be made to the plan as may be required by the "Employee Retirement Income Security Act of 1974".

ARTICLE XI - VACATIONS

Section 1: Each employee actively on the payroll, (i.e., those employees who are not on lay-off or who are not on sick leave exceeding thirty (30) days on the anniversary date of his hire) each year will receive vacation pay for service rendered to the Company.

Section 2: The following schedule will use the employee's anniversary date or hire as the reference date for counting vacation accrual.

             1 year - 5 days
             2 years - 10 days
             10 years - 15 days
             15 years - 20 days
             20 years - 25 days

Section 3: The vacation pay week will be seven (7) consecutive calendar days. Vacation pay will be forty (40) hours per week at the employee's regular straight-time rate of pay per hour for the thirteen (13) day period immediately preceding the anniversary of his hiring date.

Section 4: (a) Any employee who quits or is laid off due to lack of work shall receive the accumulated vacation pay due the employee, for that calendar year.

             (b) If any employee is terminated in accordance with Article XIX, he will be given any accrued vacation provided the reason for termination does not involve infraction of rules which caused the Company to sustain monetary loss. Examples are (1) loss of material due to drinking on the job, (2) theft, deliberate sabotage and similar offenses.

Section 5: On or before February 1 of each year, a list of individual vacation allowances will be posted and employees will be invited to express preference as to when they wish to take vacations. Preferences in the selection of vacation dates will be governed by plant seniority, and where impractical or wholly conflicting dates are requested on or before March 31, an employee who has selected an available vacation period shall be protected in such choice even though an employee having greater seniority may later request the same date. The foregoing is subject to the provision of paragraph (a) below:

      (a) Vacation will as far as possible be granted on dates requested by each employee, but the Company (1) may, however, assign vacation periods when an employee has made no request prior to March 31, or (2) schedule a plant shutdown of all or part of the operation for vacation purposes at a reasonable time by giving notice to the Union. In the event the Company elects to shutdown the plant for vacation, the announcement shall be posted at least three (3) months prior to the intended date of said shutdown. Vacation shutdown will be limited to the period beginning June 15 through September 15 of any given calendar year. Once the Company schedules a plant shutdown and subsequently cancels the shutdown without a thirty days notice, the Company shall allow employees who previously scheduled their vacation during such period to take their vacation.

Section 6: In the event of a death of an employee who has an earned but not used vacation, his beneficiary as named in the Culver City Composites Corporation records shall receive an amount equivalent to his earned vacation. In case no person is named as the deceased employee's beneficiary in the Culver City Composites Corporation records, the Company shall make such payments to the husband or wife, or any relative by blood or connection by marriage of the deceased employee or to any other person appearing to said Company to be equitably entitled to the same by reason of having incurred expense on behalf of the deceased employee, or for his or her burial.

ARTICLE XII - HOURS OF WORK AND OVERTIME PAY

Section 1: The work week shall begin at 11:30 p.m. on Sunday night and shall end at 11:45 p.m. on the following Sunday. A work day shall consist of the twenty-four (24) hour period from 11:30 p.m. to 11:30 p.m. the following day, or the twenty-four (24) hour period from the beginning of the shift one day to the beginning of the shift the following day. The Company shall designate the starting and stopping time on each shift.

Section 2: (a) Each employee shall be assigned to one of three shifts with starting time to fall on the hours designated below:

                   1st shift - 11:30 p.m. to   7:15 a.m.
                   2nd shift -  7:00a.m.  to   3:30p.m.
                   3rd shift -   3:15 p.m. to 11:45 p.m.

             (b) The Company will have the option to designate the working shifts to start one hour earlier or one hour later than the regular time. When, of necessity, the Company wishes to re-assign an employee to another shift, the most senior qualified employee in that department shall be first offered the opportunity to accept such change. If the most senior qualified employees does not accept the change, it shall then be offered to the next senior qualified employee, and so on, in order of seniority. Any shift changes or re-assignments shall be preceded by two working days notice to the employee and the Union.

             (c) The Company shall have the option to schedule two working shifts if the load of work requires it. When such shifts are to be scheduled, the starting time shall fall on the hours designated below:

                   1st shift  - 6:00 a.m. to 6:00 p.m.
                   2nd shift - 6:00 p.m. to 6:00 a.m.

      Shift schedules, including schedules for individual employees, may be changed by the Company in an emergency, and the Union shall be so notified. Shift schedules shall be arranged to permit employees to complete their forty
(40) hours or five (5) day week within the regular work week defined in Section 1 above. In fixing the work week and indicating the number of hours normally worked during the same, it is with the distinct understanding that nothing shall be construed as a guarantee of hours of work per day, or per week, or days of work per week, per month or per year, except as hereinafter provided in connection with reporting pay and call-in time.

Section 3: (a) Any work in excess of eight (8) hours in any one day or after forty (40) straight-time hours in any one (1) work week shall be paid at the rate of time and one-half.

            (b) Work performed on Saturday shall be paid at the rate of time and one-half.

            (c) Work performed on Sunday shall be paid at the rate of double time.

Section 4: For the purpose of computing premium time, the 3:15 p.m. to 11:45 p.m. shift shall be considered the last shift of the day and shall be the same work day as the previous shifts (11:30 p.m. to 7:15 a.m. and 7:00 a.m. to 3:30 p.m.) to complete the twenty-four (24) hour work day.

Section 5: Each employee is required to be at his work place at the start of his scheduled shift. No employee, unless excused, shall leave his work place to wash up and change his clothes until the end of his shift.

Section 6: An employee who is injured at work and, by reason thereof, is unable to complete his shift, shall have that day counted as a day worked.

Section 7: When overtime work is available in a department, such overtime work shall, insofar as possible, be distributed equally among the employees who regularly perform the work within the Department, in accordance with seniority and the requirements of the job and the ability of the employees to handle the same, and who are available in the plant when the assignments are made. If a qualified employee is not available, then such overtime work shall be assigned in accordance with seniority to any employee in another department who is capable of doing the work required.

Section 8: When advance notice to work overtime is given the previous day, and the employee agrees, he will be required to work overtime unless excused by one of the supervisors. If a sufficient number of employees do not agree to work overtime, then such overtime work shall be first offered to the highest senior employee capable of doing the overtime work, and if an insufficient number is obtained, such overtime work shall then be assigned to the lowest senior employee capable of doing the work.

Section 9: No employees shall be allowed to work overtime that would prevent their attending a regularly or specially scheduled Union meeting. Employees will clock out 15 minutes before the meeting start time and clock back in 15 minutes after the close of the meeting.

Section 10: Each employee shall be entitled to two (2) ten (10) minute rest periods per shift, one approximately midway between starting time and mealtime and the other approximately midway between mealtime and the end of the shift.

Section 11: All employees shall be allowed paid clean-up time five (5) minutes before quitting time on each shift, except for maintenance and mixing department employees who shall have ten (10) minutes.

Section 12: Lunch periods shall be thirty minutes approximately midway between the start of the shift and the end of the shift and there shall be no split shifts.

Section 13: When breakdown or unusual work demand of a temporary nature occurs, employees' regular and normal work shift shall not be changed or modified in order to avoid overtime pay.

Section 14: The Company will post a monthly overtime roster for each department.

Section 15: If an employee refuses to work overtime, he will forfeit the amount of time he would have worked, against future allocation of overtime.

ARTICLE XIII - HOLIDAYS

Section 1: The following days shall be considered paid holidays at straight-time:

New Year's Day
Martin Luther King's Birthday
Washington's Birthday
Good Friday
Memorial Day
July 4th
Labor Day

Thanksgiving
Day after Thanksgiving
Christmas
One Floating Holiday - Date to be established by mutual agreement
Employee's Birthday

Section 2: If any of the above-mentioned holidays fall on a Sunday, then the holiday shall be observed on the following Monday. If the holiday falls on a Saturday, then either the previous Friday or the following Monday shall be observed as a holiday. The Company shall post the holiday date thirty (30) days in advance.

Section 3: All employees, including those on authorized leave of absence, laid-off, or on sick leave status, up to thirty (30) days on the date celebrated as a holiday shall be paid his regular straight-time hourly rate for the holiday.

Section 4: All employees if required to work on the holiday shall be paid at the rate of double time per hours, in addition to the straight-time holiday pay.

Section 5: It shall be a condition precedent, that only employees who work the scheduled work day immediately prior to, and subsequent to the declared holiday, will be eligible to receive the above-mentioned holiday pay.

Section 6: For the purposes of Section 5 above, the term "scheduled work day" shall be interpreted to mean the work day which the employee would ordinarily be scheduled to work in the light of the particular circumstances involved.

For example: If an employee agrees to work on a certain day on which he would not normally work, he is scheduled for work on that day for the purpose of this section. If a man is on vacation, his "scheduled work day" for the purpose of this section would include his last scheduled work day before his vacation and his first scheduled work day after his vacation.

Section 7: The following will be deemed valid excuses when an employee is absent from his job on the regularly scheduled working day prior to and subsequent to a holiday:

1.    Employee leaving work due to illness or injury.

2.    Employee absent after being subpoenaed to testify in Court.

3.    Employee absent because no work is provided.

4.    Employee absent due to hearings with the labor conciliation board.

5. Union Officer, Committeeman, or Stewards, absent to attend to official Union business, provided that supervisor is notified.

6.    Employee being absent due to illness or injury.

7. Employee unable to return from vacation due to uncontrollable circumstances acceptable to the Company.

Section 8:

No work shall be permitted on Labor Day, except for the preservation of Life and Property. In the event a specified holiday occurs during an employee's vacation, he shall receive an extra day's vacation, or straight time in lieu thereof.

ARTICLE XIV - CALL-IN/REPORT-IN PAY

Section 1: If after leaving the plant, an employee is called back to work in an emergency, he shall be paid for the time worked or for four (4) hours at his applicable hourly rate, whichever is the greatest.

Section 2: Any employee who is called in for work or is scheduled to work, shall have four (4) hours work or four (4) hours pay.

Section 3: Any employee who is sent home for lack of work any day, having worked over four (4) hours any day, is entitled to eight (8) hours pay, except when such is caused by breakdown, fire, civil commotion, lack of power and all other causes beyond the control of the Company.

ARTICLE XV - SHIFT PREMIUM

      Employees working on the third or afternoon shift shall be paid a shift premium of thirty-five cents ($.35) per hour. Employees working on the first or night shift shall be paid a shift premium of fifty cents ($.50) per hour.

ARTICLE XVI - MILITARY SERVICE

Section 1: An employee who enters the armed services of the United States, shall be granted a leave of absence without pay during the period of such service, during which period his seniority shall accumulate; provided, however, that if he voluntarily re-enlists, unless it was a national emergency, for an additional period, he shall not accumulate seniority during such additional period of service, and shall not be entitled to the re-employment rights and privileges hereinafter set out. Upon termination of his military service in the first instance, the employee shall be offered re-employment in his previous position, or a position of like seniority, status and pay, unless the circumstances have so changed as to make it impossible or unreasonable to do so, in which event he shall be offered such employment in line with his seniority as may be available, which he is capable of doing, at the current rate of pay for such work, provided he meets the following requirements:

1. He has been honorably discharged.

2. He is physically able to do the work.

3. He reports for work within ninety (90) days after the date of his discharge or ninety (90) days after hospitalization continuing after discharge for not more than one and one-half (1-1/2) years.

ARTICLE XVII - WAIVER-SPECIFIC PERFORMANCE

      The waiver of any breach or condition of this Agreement by either party shall not constitute a precedent for any further waiver of such breach or condition.

ARTICLE XVIII - SEVERABILITY

      In the event any Article, Section or portion of the Agreement shall be declared invalid by a court of competent jurisdiction or is in contravention of any federal or state law or regulation, the remaining provisions of this Agreement shall not be invalidated thereby and they shall remain in full force and effect. It is the Company's policy to provide equal employment opportunity to all persons regardless of race, color, age, religion, sex, national origin or handicap not related to work ability and to do everything in its power to overcome prejudice and discrimination within its organization.

ARTICLE XIX - DISCIPLINE AND DISCHARGE

Section 1: No employee may be disciplined or discharged except for just cause. The Company agrees to notify the Union within twenty-four (24) hours of any discharge.

Section 2: If the Union believes that any such discharge is improper or unjust, then the matter shall be processed in accordance with the grievance and arbitration procedure.

Section 3: Among the causes for discipline and discharge are those set forth in the Shop Rules (Appendix I). In the event that an employee shall engage in conduct which constitutes just cause for disciplinary action (such as Shop Rules 11 to 26), the following procedure shall be followed:

      (a) Warning in Writing Within eight (8) working days, a written notice or warning shall be given to the employee, with a copy to the Union, who violates a shop rule, which violation is a cause for disciplinary action. A Union representative shall be present when issuing a written warning or reprimand.

      (b) First Time-Off Penalty Within eight (8) working days, a written notice or warning shall be given to the employee with a copy thereof to the Union, for the second violation of a shop rule, which violation is a cause for disciplinary action. A time-off penalty not to exceed three (3) working days may be given to the employee at this time.

      (c) Final Time-Off Penalty

      A final written notice or warning shall be given to the employee within eight (8) working days, with a copy thereof to the Union, for the third violation of a shop rule, which violation is a cause for disciplinary action. This final notice or warning shall state such warning as the last warning and that further violation will be cause for immediate discharge. A time-off penalty not to exceed five (5) working days, may be given to the employee at the time of the final written notice.

      (d) Discharge An employee may be immediately discharged for a violation of shop rules after having received a final written notice as cited in (c) above. However, an employee may have an opportunity to see his committeeman before leaving the plant.

Section 4: Violation notices shall be removed from the employees record after one (1) year from the date of issuance.

ARTICLE XX - UNION SECURITY

Section 1: Union Security - The Company hereby agrees that all present employees who are members of the Union shall remain members of the Union as a condition of employment, and that all present employees who are not members of the Union shall become and remain members of the Union not later than the 31st day after the execution of this Agreement, as a condition of employment; and that all new employees shall become and remain members of the Union not later than the 31st day after hiring date as a condition of employment.

Section 2: Payroll Deductions - The Company shall deduct the membership dues and initiation fees of each employee signing a deduction authorization card which is deposited with the Company. Union dues and initiation fees are due from new members on the 31st day of employment. The normal payroll deductions shall be made on the third (3rd) week of each month. Authorization for deductions will be irrevocable for the term of the Agreement or for a period of one (1) year, whichever is lesser, and shall automatically renew itself for successive periods unless revoked in writing by the employee. The Company shall remit, not later than the fifth (5) day of each month the sum so collected to the Secretary-Treasurer of the International Union. Such remittance shall be accompanied by an itemized statement showing the name of, and the amount of credit for, each such employee. Reinstatement fees are due on the first (1st) day of re-employment.

ARTICLE XXI - MISCELLANEOUS

Section 1: The Company shall offer handicapped job applicants equal employment opportunities provided they can physically qualify without jeopardizing the safety of other employees or themselves.

Section 2: The Company reserves the right from time to time to bring in trainees from other plants of the Company for programs of on-the job training provided that in so doing, the rights of the employees within the bargaining unit shall not be impaired thereby. The training period is not to exceed thirty (30) calendar days. After thirty (30) calendar days, the trainee shall become a part of the bargaining unit.

Section 3: The Company shall provide for the use of the Union reasonable bulletin board space within the plant for the posting of notices of Union meetings and other matters affecting the Union and its business, provided that a copy of each such notice shall be furnished to the Company in advance of posting. The bulletin board shall not in any event be used for any other purpose.

Section 4: It is recognized that the Union, through its business agents, may from time to time need to transact business during working hours with a Local Union Officer. Whenever this can be done without undue interruption of the work, the Company agrees to cooperate. For this purpose, the Union's business agent will report to the Company office. If the Local Union Officer in question can be relieved temporarily at that time, the Company will make arrangements for such relief and will permit him to leave his work briefly in order to transact the business at hand with the Union's business agent.

Section 5: The Company retains the right to establish, change and/or revise such reasonable rules as it deems necessary, provided that such rules are not in conflict with the terms and provisions of this Agreement. The purpose of such rules is not to limit the rights of the employees or the Union as set forth in this Agreement, but rather to maintain proper order and efficiency throughout the plant. The reasonableness of the application of such rules shall be subject to the grievance procedure.

Section 6: Upon application, written leave of absence may be granted to employees without the loss of seniority at the discretion of the Company. If an employee voluntarily leaves the Company's employ or is discharged, or exceeds the leave of absence granted by the Company, such employee shall lose his or her seniority. This section does not apply to the "Family and Medical Leave Act," "California Family Rights Act," "Pregnancy Leave," or other regulated leaves of absences.

Section 7: The Company will give the Shop Committee, every 60 days, data taken from the files of the Company specifying the length of service of the employees. This data is intended for use in determining the seniority status of the employees.

Section 8: In the event of death in the immediate family, as hereinafter defined, an employee shall be granted a leave of absence up to and including three (3) days at straight-time pay if the funeral is held in the state of California, or five (5) days if the funeral is held outside California, at straight-time pay, not including Saturday, Sunday, paid holidays or any part of an employee's vacation, and providing the employee absents himself from work during the leave period and attends the funeral of the deceased family member. Unavoidable or any other pertinent delays will be given full consideration in determining the employee's "leave". It is agreed that funeral leave pay is to compensate the employee for loss of earnings for time away from work due to a death in his immediate family, and hence, an employee cannot work and receive funeral leave pay for the same period. The immediate family of an employee is construed to be spouse, child, brother, sister, mother, father, mother-in-law, or father-in-law of the employee.

Section 9: Any employee who is called for and serves on a Municipal, County or Federal jury, shall be paid the difference between the amount paid for such service and the employee's current base rate earnings for the time lost from his regularly scheduled eight (8) hour shift by reason of such service.

             (a) An employee selected for jury duty who is on a shift other than the day shift shall be assigned to the day shift for those days he is required to serve as a juror.

             (b) The employee must notify the Company within twenty-four (24) hours after receipt of notice or subpoena of selection for jury duty.

             (c) The maximum amount of time an employee will be paid for jury duty will be ten (10) working days.

Section 10: The Company will notify the president of the Union of employee status changes as they occur, in writing, within forty-eight (48) hours.

Section 11: No employee shall perform maintenance on any machine to which he is assigned except in those instances where the work is an essential part of the skill required of a machine operator. Examples of such work are installation and adjustment of coating rollers and general set-up changes for different coating processes, and the cleaning of process equipment as the situation requires from time to time.

Section 12: All employees will maintain a reasonable level of quality workmanship in all departments. Failure to maintain a reasonable level of quality workmanship will subject the employee to the disciplinary procedure set forth in Article XIX, Section 3.

Section 13: No member of the Union shall be required to pass through a legally maintained AFL-CIO, or Joint Council Teamster #42 picket line.

Section 14: No bargaining unit employee shall be responsible for the discipline, suspension or discharge of any other hourly employee.

Section 15: In the interest of insuring that employees obtain and wear safety shoes immediately upon starting work, the Company agrees to reimburse new employees for the safety shoes in a manner consistent with current practice, at the beginning of employment rather than at the end of the probationary period.

Section 16: Employee may, at times, be called on to complete initial product testing to aid in the operation of production equipment. The type testing being done is not intended to replace normal QC testing for product conformance to customer specification. The testing being done, however, may be used for equipment standardization, statistical process control and/or product process conformance.

ARTICLE XXII - RATES OF PAY

      The wage rate for employees employed in the aforementioned classifications shall during the life of this Agreement be as set forth in Appendix II attached hereto and by this reference made a part of this Agreement as though set out in full at this point.

ARTICLE XXIII - ASSIGNABILITY

      This Agreement shall be binding upon the Successors or Assigns of either party. The provisions, terms or obligations herein contained shall not be affected or changed in any respect by the sale, plant relocation, consolidation, merger, transfer or assignment of the Company with respect to its operations at the plants located at 3512-20 Helms Avenue, Culver City, California 90232, and 5915 Rodeo Road, Los Angeles, California 90016.

ARTICLE XXIV - COST OF LIVING ADJUSTMENTS

      Cost-of-Living wage adjustments, either up or down, on the base hourly rates shown in Appendix II shall be made every year on the contract anniversary, following the March announcement by the U.S. Bureau of Labor Statistics (base 1982-84 = 100) of the Consumer Price Index figure for all Urban Consumers for Los Angeles, Anaheim and Riverside, California. The Base Index figure on which any adjustment will be computed shall be March of the prior year and March of the current year index figure for Los Angeles. However, any Cost-of-Living adjustment shall not exceed ten cents ($.10) per hour in any calendar year. This will be in addition to the one dollar and fifty-eight cents ($1.58) per hour total already accrued during the terms of the previous contracts.

      The amount of any Cost-of-Living adjustment, up or down, shall be one cent ($.01) per hour for each four-tenths (.4) of a point change in the Index figure for Los Angeles as computed from the Base Index figure of March. A decline in the Los Angeles Index figure below the Base Index figure shall not result in a reduction of the base hourly rates shown in Appendix II.

      The Cost-of-Living adjustment, if any, shall be an "add-on" and shall not become a fixed part of the base hourly rates for any classification. Such adjustment shall be payable only for hours actually worked and shall be included in the calculation in the overtime premium but shall not be a part of the employee's pay for any other purpose and shall not be used in the calculation of any other pay, allowance or benefit.

ARTICLE XXV - SICK LEAVE

Section 1: In the event an employee of at least one year's service with the Company becomes ill or disabled, thereby losing working time, the Company will pay said employee for lost time of one (1) day (8) hours; two years service two
(2) days (16) hours; three years service three (3) days (24) hours; four years service four (4) days (32) hours; five years service five (5) days (40) hours, in that calendar year. There shall be a maximum of five (5) days paid sick leave per calendar year. These days are not accumulative. Pay for sick leave shall be at the employee's base hourly rate.

Section 2: An employee shall be paid for unused sick leave days, as defined in
Section I above, with the last pay in December of each year.

Section 3: If an employee is terminated from employment and has not used the sick leave to which he may be entitled, as defined in Section I above, he shall be entitled, as defined in Section I above, he shall receive pay for such unused sick leave.

Section 4: If an employee has not missed work days from January 1 to December 31 the same year, he/she will receive compensation equal to two additional sick days. If the employee misses no more that one work day during the same period of time, he/she will receive compensation equal to one additional sick day.

ARTICLE XXVI - SIGNATURE PAGE

      All provisions of this Agreement shall be subject to the laws of the State of California and the United States of America.

      This Agreement shall remain in effect until midnight, and shall remain in effect from year to year thereafter, unless either party serves written notice on the other party of their desire to amend this Agreement, which notice shall be served on the other party at least sixty (60) days prior to the termination date.

      IN WITNESS THEREOF, the parties hereto, being duly authorized to execute same, have executed this Agreement as of the day and year first herein above set forth.

      CULVER CITY COMPOSITES CORPORATION, STOVE, FURNACE, ENERGY
      AND CULVER CITY PLANT AND ALLIED APPLIANCE WORKERS
      LOS ANGELES PLANT DIVISION INTERNATIONAL
      BROTHERHOOD OF BOILERMAKERS,
      IRON SHIP BUILDERS, BLACKSMITHS,
      FORGERS AND HELPERS, AFL-CIO, CFL,
      LOCAL LODGE  NoS230



      APPROVED :________________________           ___________________________
                Henry G. Juarez                           Date:
                Division International Representative
                Stove, Furnace & Allied Appliance
                Workers' Division


      _____________________________               ___________________________
      Paul W. Pendorf                                    Date:
      President
      Culver City Composites Corporation

      APPENDIX I

      SHOP RULES

      The following Shop Rules and Regulations have been established by the Company for the protection of the rights of employees, the preservation of Company property, to insure impartial treatment and to promote cooperation.

      An infraction of any of the following rules will be cause for immediate discharge (See Article XIX) when guilt has been clearly establish d and the offense occurs on Company property.

      1. Deliberate falsification of personnel or other records.

      2. Possession of lethal weapons on Company premises at any time.

      3. Fighting (aggressor only, if this fact can be ascertained; otherwise both).

      4. Theft of property of other employees or the Company.

      5. Deliberate sabotage.

      6. Attempting to injure others.

      7. Deliberate immoral behavior.

      Conviction of any felony offense, for which an actual jail term is sentenced and would interfere with regular work schedule. Traffic violations excepted.

      Absence for four (4) consecutive working days without notification or excuse will be considered a voluntary quit.

      Deliberate destruction of Company property, tools, equipment or the property of employees in any manner.

      An infraction of any of the following Shop Rules will be cause for disciplinary action, as set forth in Article XIX of the Union Agreement.

      Insubordination: Refusing to satisfactorily perform a reasonable task or duty assigned by the foreman or other supervisor, subject to provisions of
Article IV, Section 5.

      Leaving own department or the plant during working hours, without permission from his immediate supervisor or his designate.

      Horseplay, scuffling or throwing things.

      Wasting time or loitering in toilets, lunch room, or any other Company property during working hours.

      Unauthorized soliciting or collecting contributions for any purpose whatsoever on Company time.

      Gambling, lottery or any other game of chance on Company premises at any time.

      Abuse of Company property, tools, equipment or the property of employees in any manner.

      Carelessness in regard to accidents and safety to self or others, or failure to properly use safety devices provided.

      Throwing refuse on the floors or out the window.

      Punching another person's time card or deliberately failing to punch own time card.

      Frequent garnishments.

      Deliberately failing to immediately report accidents or personal injuries. profane, threatening or abusive language.

      Sleeping on duty.

      Stopping work before proper and authorized time.

      Tampering with bulletin boards.

      In addition to the Shop Rules specified herein, the parties recognize the implementation of Culver City Composites Substance Abuse Policy, effective May 1, 1992. In the event that disciplinary action other than termination (or referral to an EAP) is warranted under the Substance Abuse Policy, then the disciplinary procedure in Article XIX, Section 3 will prevail.

      Nothing contained in the Substance Abuse Policy is intended to subvert the traditional negotiated Progressive Disciplinary System, nor shall the Company implement this Policy for such improper purpose.

      APPENDIX II

      HOURLY WAGE SCHEDULE

Technical Department      5/01/97   5/01/98   5/01/99
                          ------    ------    ------
Senior Technician         $13.70    $14.00    $14.25
Advanced Technician        12.84     13.14     13.39
Technician A               11.92     12.22     12.47
Technician B               11.54     11.84     12.09
Technician C                9.11      9.41      9.66

Maintenance Department

Senior Mechanic           $13.54    $13.84    $14.09
Advanced Mechanic          12.69     12.99     13.24
Mechanic A                 11.77     12.07     12.32
Mechanic B                 11.40     11.70     11.95
Mechanic C                  8.96      9.26      9.51
Janitor A                  11.33     11.63     11.88
Janitor B                  10.96     11.26     11.51

Production Department

Senior Operator           $13.24     13.54     13.79
Advanced Operator          12.44     12.74     12.99
Operator A                 11.52     11.82     12.07
Operator B                 11.14     11.44     11.69
Operator C                  8.71      9.01      9.26
Truck Driver               11.38     11.68     11.93
Shuttle Bus Driver         11.01     11.31     11.56

          The following wage increase becomes effective on the signing of this
Agreement:

            $.30 Increase - Second Year May 1, 1998

            $.25 Increase - Third Year May 1, 1999

      Section 1: Any employee whose present rate exceeds his or her classification shall not be reduced.

      APPENDIX III

      ABSENTEE CALL-IN PROCEDURE

      1. In the event that a Bargaining Unit employee is unable to come to work, it shall be his/her duty to call in to and notify his or her supervisor prior to the start of their shift.

      2. The Company shall designate telephone numbers for this purpose.

      3. The supervisor taking the all will complete an Absentee form to record the following information:

      (a)  Name of employee

      (b)  Date absent

      (c)  Date called

      (d)  Time called

      (e)  Reason

      (f)  Supervisor's signature

      4. The Union and employee will be given a copy of the completed absentee form.

      APPENDIX IV

      NO FAULT ATTENDANCE POLICY

                                   DEFINITIONS

Tardiness - Reporting for work after the scheduled starting time for the shift is one (1) point.

Absence - Being absent will result in two (2) points. If an employee is absent more than one day due to the same illness or injury, all the consecutive days will be viewed as two (2) points.

Employees must have a doctor's excuse when they return to work if off due to illness or injury resulting in more than three consecutive days, absent without doctors' excuse two (2) points per day absent.

No points will be assessed for tardiness or absence if 24 hours pre-approval is obtained from supervision.

Excused absence - No point will be given for excused absences as stipulated in the contract, i.e., vacation, holidays, leave of absence, funeral leave, industrial injury, jury duty, military leave, employees birthday, subpoenaed to testify in court, union business, lay-off, Family and Medical Leave Act, California Family Rights Act, Pregnancy Leave or other regulated leaves of absences.

                              COUNSELING PROCEDURE

             First Stage       -     Written Warning   (6 points)
             Second Stage      -     Final Warning     (12 points)
             Third Stage       -     Termination       (18 points)

      An employee's record can be purged of points as follows:

      One (1) point will be deducted for each 4 consecutive calendar weeks that no lates or absences occur. Written warnings will be removed when points are reduced below 6 and 12 points. Points can only be reduced to "0". No one can build up negative points.

      Two (2) points will be set aside when an employee has worked six (6) months without receiving any points for attendance. Layoffs and leave of absence time will not count toward the six month period. (Attendance Program Only)

      At each stage of the progressive procedure, the employee will be counseled regarding his absenteeism and also made aware of the Employee Assistance Program. Any discrepancy in the administration of the absentee program, or any mitigating circumstance, must be brought to management's attention at each stage of the counseling procedure within seven (7) days following the date of counseling. Otherwise, the record will stand as correct. At each counseling stage, the employee will receive a copy of his absentee record. The Union Representative will be present if any employee is to be given a counseling warning for absenteeism. The Union is to be copied on any counseling action for absenteeism entered into an employee's record. The Union's cooperation and assistance in correcting an absentee problem is invited.

      APPENDIX V

      MISSION STATEMENT

                    Culver City Composites Long Range Mission

      The mission of Culver City Composites Corporation is to be a leader in the development, manufacture and supply of composite materials.

                          Culver City Composites Ideals

In order to fulfill our long range mission the following ideals will govern our behavior:

Continuous Improvement in every sphere of operation

Superior Quality through cost-effective products and solutions

Superior Service based on the satisfaction of customer needs

Technical Excellence in products, processes and services

Environmental and Safety Consciousness in all operations

Complete Integrity in all activities

Financial Strength through sound commercial judgment

The Development of motivated and capable employees

                                 Quality Policy

      To achieve this mission and ideals, Culver City Composites Corporation shall be committed to providing services and products that are manufactured or processed to meet and exceed our internal and external customers' expectations, on time, all the time. The quality management system shall be designed and implemented to meet the requirements of this quality assurance manual, in compliance with the requirements of Boeing D1-9000, G.E. S-1000 and MIL-I-45208.


      This Agreement is signed with the understanding that the parties hereby stipulate that only the contract pages where changes were negotiated and agreed upon will be rewritten. Other than that, errors, typographical or otherwise, shall be corrected with accordance to the previous (1995-1997) Agreement between the parties.

APPROVED BY:       ________________________             ________________________
                   Henry G. Juarez                           Date:
                   Division International Representative
                   Stove, Furnace & Allied Appliance
                   Workers' Division



_____________________________               ___________________________
Paul W. Pendorf                                    Date:
President
Culver City Composites Corporation